Exhibit 3.1

NCR CORPORATION

ARTICLES OF AMENDMENT

NCR Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

NCR Voyix Corporation

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment shall become effective at 5:00 p.m., Eastern Time, on October 13, 2023.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Executive Vice President and attested by its Secretary this 9th day of October 2023.

ATTEST:	NCR CORPORATION

/s/ Vladimir Samoylenko	By:	/s/ Timothy C. Oliver
Name: Vladimir Samoylenko		Name: Timothy C. Oliver
Title: Assistant Secretary		Title: Senior Executive Vice President and
Chief Financial Officer